Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-132998) on Form S-8 of CommunitySouth Financial Corporation (formerly known as CommunitySouth Bancshares, Inc.) pertaining to the CommunitySouth Bancshares, Inc. 2005 Stock Incentive Plan of our report dated February 26, 2010, relating to our audits of the consolidated financial statements, which appear in the Annual Report on Form 10-K of CommunitySouth Financial Corporation for the year ended December 31, 2009.  Our report dated February 26, 2010 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ Elliott Davis, LLC
Greenville, South Carolina
February 26, 2010